As filed with the Securities and Exchange Commission on ________________________.	Registration No. 333-82478

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANPRO PLACEMENT SERVICES INC.
(Name of small business issuer in its charter)

Nevada	7361	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

CANPRO PLACEMENT SERVICES INC. 777 Dunsmuir Street Suite 1600 Vancouver, British Columbia Canada V7Y 1K46 (604) 910-3852	Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Common Stock:	2,000,000	$0.10	$200,000	$100.00

[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

CANPRO PLACEMENT SERVICES INC.
Shares of Common Stock
No Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a self underwritten basis, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 180 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

Our common stock will be sold by Marcel de Groot, one of our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Price Per Share	Aggregate Offering Price	Proceeds to Us
Common Stock	$0.10	$200,000	$187,000

The difference between the Aggregate Offering Price and the Proceeds to Us is $13,000. The $13,000 will be paid to unaffiliated third parties for expenses connected with this offering. The $13,000 will be paid from the first proceeds of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Its illegal to tell you otherwise.

Until _______________, 2002, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is ____________________.

TABLE OF CONTENTS

Page No.
Summary of Prospectus	5
Risk Factors	6
Risks associated with CanPro Placement Services:	6
Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.	6
We lack an operating history and have losses which we expect to continue into the future.	6
We do not have any clients or customers and we cannot guarantee we ever will have any. Even if we obtain clients and customers, there is no assurance that we will make a profit.	7
If we don't raise enough money for operations, we will have to delay operations or go out of business.	7
Because we are small and do not have much capital, we must limit our operations.	7
Because our officers and directors will only be devoting 12 hours and 2 hours of their time respectively to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions.	7
Because our management does not have prior experience in the employment placement field, we may have to hire individuals or cease operations.	7
Risks associated with this offering:	8
Because Marcel de Groot, one of our officers and directors will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors.	8
Because Mr. de Groot is risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.	8
Because there is no public trading market for our common stock, you may not be able to resell you stock.	8
Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don't raise enough money to start operations.	8
Use of Proceeds	8
Determination of Offering Price	10
Dilution of the Price You Pay for Your Shares	10
Plan of Distribution; Terms of the Offering	13
Business	16
Management's Discussion and Analysis of Financial Condition or Plan of Operation	18
Management	21
Executive Compensation	22
Principal Shareholders	24
Description of Securities	25
Certain Transactions	27
Litigation	27
Experts	27
Legal Matters	27
Financial Statements	27

SUMMARY OF OUR OFFERING

Our business

We intend to engage in the business of finding permanent positions of employment in the United States for Canadian residents who specialize in accounting or information technology. We have not generated any revenues or conducted any operations since inception.

Our administrative office is located at 777 Dunsmuir Street, Suite 1600, Vancouver, British Columbia, Canada V7Y 1K4 and our telephone number is (604) 910-3852 and our registered statutory office is located at 2267 Aria Drive, Henderson, Nevada 89052. Our fiscal year end is December 31.

The offering

Following is a brief summary of this offering:

Securities being offered	Up to 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $187,000.
Use of proceeds	We will use the proceeds to pay for staffing, marketing, legal and accounting and working capital.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of June 30, 2002 (Unaudited)		As of December 31, 2001 (Audited)
Balance Sheet Total Assets Total Liabilities Stockholders Equity	$ $ $	50 34,451 (34,401)	$ $ $	50 24,140 (24,090)
		Accumulated from December 21, 2001 (date of inception) to June 30, 2002 (Unaudited)		Period from December 21, 2001 (date of inception) to December 31, 2001 (Audited)
Income Statement Revenue Total Expenses Net Loss	$ $ $	0 34,451 (34,451)	$ $ $	0 24,140 (24,140)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with CanPro Placement Services:

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Currently we have a working captial deficit of $(34,401). Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $50,000 from our offering, we may have to suspend or cease operations within four months.

2. We lack an operating history and have losses which we expect to continue into the future.

We were incorporated in December 2001 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $34,451. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*    our ability to locate customers who will use our services
*    our ability to generate revenues

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no clients or customers and we cannot guarantee we will ever have any. Even if we obtain client and customers, there is no assurance that we will make a profit.

We have no clients or customers. We have not identified any clients or customers and we cannot guarantee we ever will have any. Even if we obtain clients and customers for our services, there is not guarantee that we will make a profit. If we don't make a profit we will go out of business.

4. If we don't raise enough money to start our operations, we will have to delay our operations or go out of business.

We have not started our business. We need the proceeds from this offering to start our operations. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to commence its operations.

5. Because we are small and do not have much capital, we must limit our operations.

Because we are small and do not have much capital, we must limit our operations. Because we may have to limit our operations, we may not generate sufficient revenues to make a profit. If we do not make a profit, we may have to suspend or cease operations.

6. Because Messrs de Groot and Lee will only be devoting approximately 12 hours per week and 2 hours per week of their time respectively to the actively of their time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations.

Because Messrs de Groot and Lee, our officers and directors will only be devoting approximately 12 hours per week and 2 hours per week of their time respectively to our operations, our operations may be sporadic and occur at times which are convenient to Messrs de Groot and Lee. As a result, operations may be periodically interrupted or suspended.

7. Because our management does not have prior experience in the employment placement field, we may have to hire individuals or cease operations.

Because our management does not have prior experience in the employment placement field, we may have to hire additional experienced personnel to assist us with our operations. If we need the additional experienced personnel and we don't hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely.

Risks associated with this offering:

8 Because Marcel de Groot, one of our officers and directors will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 2,000,000 shares of common stock in this offering, Mr. de Groot will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. de Groot will be able to elect all of our directors and control our operations.

9. Because Mr. de Groot is risking a small amount of capital, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

Mr. de Groot, our only shareholder will receive a substantial benefit from your investment. He paid expenses and advanced cash all of which totaled $24,000. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will loose your investment while Mr. de Groot will lose only up to $24,000.

10. Because there is no public trading market for our common stock, you may not be able to resell you stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

11. Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don't raise enough money to start operations.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start operations. No money will be refunded to you under any circumstances.

USE OF PROCEEDS

Our offering is being made on a self underwritten basis - no minimum basis. The table below sets forth the use of proceeds if 25%, 50%, 75% and 100% of the offering is sold.

	25%		50%		75%		100%
Gross proceeds Offering expenses Net proceeds	$ $ $	50,000 13,000 37,000	$ $ $	100,000 13,000 87,000	$ $ $	150,000 13,000 137,000	$ $ $	200,000 13,000 187,000

The net proceeds will be used as follows:

Repayment of loan Management salary Marketing Legal and accounting Working capital	$ $ $ $ $	22,000 6,000 0 5,000 4,000	$ $ $ $ $	22,000 6,000 10,000 10,000 39,000	$ $ $ $ $	22,000 6,000 20,000 10,000 79,000	$ $ $ $ $	22,000 6,000 40,000 10,000 109,000

Total offering expenses were $35,000. Of the $35,000, $22,000 have been paid by Marcel de Groot, one of the officers and directors.

Proceeds will be first used to pay the offering expenses, then for staffing, marketing, legal and accounting, and working capital. If there is not enough money to pay the offering expenses, the unpaid portion will be accrued as a liability.

The amounts to be paid from the proceeds for expenses of the offering are: $100 for legal fees; $2,000 for printing our prospectus; $5,000 for accounting fees; $2,000 for state securities registration fees; $3,000 for our transfer agent; and, $ 400 for miscellaneous unforeseen expenses relating to the offering. If less than $13,000 is raised in this offering, the money will be paid in the following order: (1) state securities registration fees; (2) legal fees; (3) accounting fees; (4) fees due the transfer agent; (5) printing expenses; and, (6) miscellaneous unforeseen expenses. Mr. de Groot has agreed to advance money to pay the expenses in the event that less than $13,000 is raised from the offering. If that occurs, Mr. de Groot will be repaid by us if and when we ever generate revenues to repay him.

A loan by Mr. de Groot to pay certain expenses associated with the offering will be repaid from the proceeds of the offering. The $22,000 was for legal fees for our incorporation and for the preparation of this registration statement and the payment of the SEC filing fee. The loan is unsecured, payable on demand, and bears interest at the rate of 1.5% per month.

Management salary consists of $500 per month to be paid to Mr. de Groot.

Marketing included advertising and promoting our operations to prospective clients and customers.

Legal and accounting is the cost related to assuring compliance with applicable laws and maintain accurate financial records.

Working capital is the cost related to operating our office. It is comprised of expenses for rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and salaries for office personnel. A breakdown of the use of working is as follows:

	25%	50%	75%	100%
Office and administration	$1,500	$12,000	$14,000	$15,000
Office equipment	$0	$6,000	$7,000	$8,000
Rent	$0	$9,000	$9,000	$12,000
Salary	$0	$0	$35,000	$55,000
Transfer agent & filing fees	$2,000	$3,500	$3,500	$3,500
Travel	$0	$8,000	$10,000	$15,000
SEC report fees	$500	$500	$500	$500
TOTAL	$4,000	$39,000	$79,000	$109,000

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*    our lack of operating history
*    the proceeds to be raised by the offering
*    the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*    our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of December 31, 2001 the net tangible book value of our shares of common stock was a deficit of $24,140 or approximately ($0.0048) per share based upon 5,000,000 shares outstanding.

If 100% of the shares are sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $164,860, or approximately $0.023 per share. The amount of dilution you will incur will be $0.077 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.023 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.023per share. After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholder will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50, or approximately $0.00001per share.

If 75% of the shares are sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $114,860, or approximately $0.017 per share. The amount of dilution you will incur will be $0.083 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.017 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.017 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 23.08% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 76.92% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50, or approximately $0.00001 per share.

If 50% of the shares are sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $64,860, or approximately $0.011 per share. The amount of dilution you will incur will be $0.089 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.011 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.011 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 16.67% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50, or approximately $0.00001 per share.

If 25% of the shares are sold:

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be $14,860, or approximately $0.003 per share. The amount of dilution you will incur will be $0.097 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.003 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.003 per share.

After completion of this offering, if 500,000 shares are sold, you will own approximately 9.09% of the total number of shares then outstanding shares for which you will have made a cash investment of $50,000, or $0.10 per share. Our existing stockholders will own approximately 90.91% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50, or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$0.00001
Net tangible book value per share before offering	$(0.0048)
Potential gain to existing shareholders	$0.023
Net tangible book value per share after offering	$0.023
Increase to present stockholders in net tangible book value per share after offering	$0.023
Capital contributions	$50
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	71.43%

Purchasers of shares in this offering if all shares sold

Price per share	$0.10
Dilution per share	$0.077
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of shares in this offering if 75% of shares sold

Price per share	$0.10
Dilution per share	$0.083
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.08%

Purchasers of shares in this offering if 50% of shares sold

Price per share	$0.10
Dilution per share	$0.089
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

Purchasers of shares in this offering if 25% of shares sold

Price per share	$0.10
Dilution per share	$0.097
Capital contributions	$50,000
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	9.09%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 2,000,000 shares of common stock a self underwritten basis, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 180 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through Marcel de Groot one or our officers and directors. Norm Lee, our other officer and director, will not offer or sell any shares in this offering. Mr. de Groot will receive no commission from the sale of any shares. He will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with us may participate in the offering of our securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. de Groot is not statutorily disqualified, is not being compensated, and is not associated with a broker-dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation and therefore, he falls within paragraph 3a4-1(a)(4)(ii)(C) since he did not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey and/or Washington D.C.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15g of the Securities Act of 1933, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Our shares are subject to the foregoing rules. The foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares because some broker/dealers may not be willing to make a market in our common stock because of the burdens imposed upon them by the penny stock rules.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "CANPRO PLACEMENT SERVICES INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated in the State of Nevada on December 21, 2001. We have not started operations. We intend to engaged in the business of placing Canadian citizens in accounting, marketing, and information technology positions with Canadian and U.S. corporations. We maintain our statutory registered agent's office at 2267 Aria Drive, Henderson, Nevada 89052 and our business office is located at 777 Dunsmuir Street, Suite 1600, Vancouver, British Columbia, Canada. V7Y 1K4. Our telephone number is (604) 910-3852. This is the office of Sedun De Witt Capital Corp. Pursuant to an oral agreement we use a portion of its offices paying $750 rent per month, on a month to month basis.

CanPro Placement Services has no plans to change its business activities or to combine with another business, and is not aware of any events or circumstances that might cause its plans to change.

Background

The information that follows is our plan of operation. This plan of operation has not been implemented and will not be implemented until we receive proceeds from this offering.

We plan to place qualified Canadian citizens with Canadian and U.S. corporations. We intend to limit the areas of placement to accounting and computer technology.

Overview

We intend to contact employment agencies and large corporations and advise them that we are a placement service for candidates. Our candidates will be limited to individuals with expertise in either accounting or computer technology, wishing to explore employment opportunities in the United States who are qualified in the areas of accounting and computer technology. Initially, this will be done by telephone. Concurrently, we intend to advertise and promote our placement services to the general public in order to attract individuals whose areas of expertise are accounting and computer technology.

Candidates

A candidate that is interested in having us locate a position for him with a customer, will submit his resume. After reviewing the information supplied, we will determine, based only upon the resume, if the candidate is an individual that we deem qualified for employment with our customers. If we determine the candidate is not qualified, we will advise him of such, and not proceed further. If we determine from the resume that the candidate is qualified for placement by us, the information contained in the resume will be verified by us and the candidate will be interviewed. After all of the information, including the candidate's professional qualifications, has been verified by us, we will begin the process of locating a suitable position with one of our customers.

Information about each candidate, including those rejected by us, will be placed in a data base and coded in such a manner to allow us to access individuals in particular fields upon being contacted by a customer. Currently we do not have a software database to hold information on candidates. At the conclusion of this offering, we intend to buy software called Maximizer which costs approximately $140 for our software database. A key to our future success is the ability to create a large database of qualified professionals.

Fees

Our fees will range from 15% to 30% of our candidate's first year annual salary compensation. We will attempt to obtain the fee from the employer.

We will have three policies relating to our placement services. Contingency services are engagements in which we are only paid if we are successful in placing a candidate in a position. We will also have a contingency exclusive service which is the same as contingency, however, pursuant to our agreement with the candidate, we will be exclusively seeking a candidate for the position. Again, we will only receive a fee if we are successful in placing a candidate in the position. Finally, we will have a retained search service. This is a service that similar to contingent and contingent exclusive services, but we will charge the customer a non-refundable up-front fee, prior to performing any services.

Geographical market

Initially, we intend to promote our services in the province of British Columbia and the state of Washington. We intend to expand our operations to other geographical areas as we generate additional adequate revenues.

Marketing

We intend to promote our services to software, telecommunications, manufacturing, engineering companies, and to accounting firms. We intend to do this initially by telephone and letter writing. As our customer data base increases, we intend to expand through the use of a web-site on the Internet.

Competition

Because we are small and in a start-up phase, we will face stiff competition from other employment agencies that have far more capital than we do. Our competitive position within the industry is negligible in light of the fact that we have not started our operations. Older, well established employment agencies with records of success will attract qualified clients away from us. There are numerous competitors within our field. They include IT Staffing Services; Personnel Group of America; Comsys; Robert Half; Seattle Financial Accounting; and, Holloway Schulz & Partners. Those agencies have established reputations and have built extensive client relationships within the industry. They have created broad bases of candidates as well as companies seeking candidates. Since we have not started operations, we cannot compete with them on the basis of reputation. We do expect to compete with them on the basis of price and services. In order to compete with those agencies, it will be incumbent upon us to be successful in our start-up phase with the limited number of candidates and customers we attract.

Regulations

Our services are subject to federal, state, provincial and local laws and regulations concerning business activities generally. In British Columbia we will be subject to the regulation of the Employment Standards Act. We will be required to complete an application for an employment agency license and pay a Canadian $100.00 registration fee.

Employees and employment agreements

At present, we have no employee, other than our officers and directors. Mr. de Groot one of our officers and directors is a part-time employee and will devote about 10 hours per week of his time to our operation. We have a management agreement with Mr. de Groot in which he will be paid a salary of $500 per month for a period of 12 months beginning January 1, 2002. The management agreement with Mr. de Groot is oral and we do not have a written agreement evidencing it. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Mr. de Groot will handle our administrative duties.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up stage corporation and have not started operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin placing employees. Accordingly, we must raise cash from other sources other than operations. Our only other source for cash at this time is investments by others in CanPro Placement Services. We must raise cash to implement our operations. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months. We will not begin operations until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to begin operations or to stay in business after operations have commenced. If we do not raise all of the money we need from this offering to start or maintain our operations, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers, however, our officers are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the maximum amount of money from this offering, it will last a year. If we raise less than the maximum amount, we do not believe the money will last a year. If we raise less than the maximum amount and we need more money we will have to revert obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

We anticipate completing our public offering within 180 days of SEC effectiveness. We expect to be fully operational within 30 days of completing our offering. Once operational, we will begin soliciting business and expect to generate revenues after approximately two months of operations. A portion of the funds received from this offering will be used to maintain our operations until be begin generating revenues.

We will not be conducting any research. Our plan of operation is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

If we are unable to start our operations or if we are unable to continue in business after we start our operations, because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

In the event that we raise proceeds of $200,000 we plan to hire an additional full-time employee.

Plan of Operation

Our specific goal is to create a profitable service for placing Canadian citizens in accounting, marketing, and information technology positions with Canadian and U.S. corporations. We intend to accomplish the foregoing by the following steps.

1. Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 180 days. We will not begin operations until we have closed this offering. We intend to concentrate all of our efforts on raising as much capital as we can during this period.

2. After completing the offering, we will immediately begin establish our office and begin advertising and promoting our operations to prospective clients. Establishing our office will take a week. We have allocated up to $109,000 for the operation of our office. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus. Advertising and promotion will be an ongoing effort. We believe that we will place at least four candidates during the first thirty days of operation. We have allocated up to $40,000 for advertising and promotion. We intend to promote our services to software, telecommunications, manufacturing, engineering companies, and to accounting firms. We intend to do this initially by telephone and letter writing. Depending upon the amount of money we receive from the offering and the amount of success we have initially, we intend to expand our marketing through the use of printed brochures and advertising in professional journals. As our customer data base increases, we intend to expand through the use of a web-site on the Internet.

3. At the same time we begin marketing our services, we will be creating an accounting systems to bill our fees which will range from 15% to 30% of our candidate's first year annual salary compensation and to record our administrative expenses. We believe that we can have our accounting system completely functional within the first thirty days of operation. The cost is dependent upon the amount of money raised from the offering. We have allocated up to $5,000.00 for the creation of the accounting system. We have also allocated up to $3,000.00 for legal services relating to compliance with the Employment Standards Act. This will be accomplished within the first thirty days of operation as well.

4. As we obtain information about each candidate, including those rejected by us, we will place the information in a data base and coded in such a manner to allow us to access individuals in particular fields upon being contacted by a customer. Currently we do not have a software database to hold information on candidates. At the conclusion of this offering, we intend to buy software called Maximizer which costs approximately $140 for our software database. The database will be in place during the first week of our operation. A key to our future success is the ability to create a large database of qualified professionals.

In summary, we should be in full operation within thirty days of completing this offering.

We estimate we will generate revenues within sixty days of beginning operations.

Limited operating history; need for additional capital

There is no historical financial information about CanPro Placement Services upon which to base an evaluation of our performance. We are in a start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we have establish a clientele and place our clients with businesses. We are seeking equity financing to provide for the capital required to implement our operations.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From January 1, 2002 to June 30, 2002

We incurred a net loss of $10,311 for the six-month period ended June 30, 2002 resulting in a loss per share of $0.002. The loss was attributable to $8,331 in general and administrative expenses and $1,980 in interest expense.

From Inception on December 21, 2001 to December 31, 2001

Other than incorporating, hiring and attorney and auditor, we did not conduct any operations of any kind and will not do so until we have completed this offering. We expect to begin operations thirty days after we complete this offering.

Since inception, we sold 5,000,000 shares of common stock to Marcel de Groot, one of our officers and directors for $50.00. Mr. de Groot has advanced $24,000 for the expenses of this offering.

Liquidity and capital resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) offering in December 2001. This was accounted for as a sale of common stock..

As of June 30, 2002, our total assets were $50 and our total liabilities were $34,451.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
Marcel de Groot 3636 West 18th Vancouver, B.C. Canada V6S 1B2	29	president, treasurer, chief financial officer, and a member of the board of directors
Norm Lee 109 - 405 Beta Avenue Burnaby. B.C. Canada V5M 5C1	31	secretary and a member of the board of directors.

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Since December 21, 2001, Marcel de Groot has been our president, treasurer, chief financial officer and a member of our board of directors. Since October 1999, Mr. de Groot has been a staff consultant with Sedun De Witt Capital Corp., a financial consulting firm located in Vancouver, British Columbia. Mr. de Groot is currently a director and corporate secretary of wwbroadcast.net, inc., a public company. wwbroadcast.net inc. is engaged in the business of operating a streaming media portal on the Internet. From May 1996 to October 1999, Mr. de Groot was an accountant with the firm of Grant Thornton in Vancouver, British Columbia. Mr. de Groot graduated from the University of British Columbia in 1996 with the degree of Bachelor of Commerce. Mr. de Groot is a Chartered Accountant.

Norm Lee has been our Secretary and a member of the board of directors since inception. Since November, 1995, Mr. Lee has been manager of the entertainment division of Mint Cards, Ltd. located in Burnaby, British Columbia. Mint Cards is a wholesaler of sporting and entertainment collectibles. Mr. Lee is responsible for determining product portfolio and marketing strategy.

Mr. Lee has not entered into any written agreements with us.

Conflicts of Interest

The only conflict that we foresee are Messrs. de Groot's and Lee's devotion of time to projects that do not involve us. We do not consider our indebtedness to Mr. de Groot to represent a conflict of interest.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on December 21, 2001 through December 31, 2001, for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards	Payouts
Names Executive Officer and Principal Position	Year Ended	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$)	Under Options/ SARs Granted (#)	Securities Restricted Shares or Restricted Share/Units (US$)	LTIP Payouts (US$)	Other Annual Compen- sation (US$)
Marcel de Groot President	2001 2000 1999	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Norm Lee Secretary	2001 2000 1999	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

We have an oral agreement with Mr. de Groot to pay him $500.00 for a 12 month period beginning January 1, 2002 for his services as our president. Mr. Lee will not receive any compensation for services as our secretary until such time as sufficient revenues are generated from our operations to compensate him.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Before the Offering	Percentage of Ownership Before the Offering	Number of Shares After Offering Assuming all of the Shares are Sold	Percentage of Ownership After the Offering Assuming all of the Shares are Sold
Marcel de Groot 3636 West 18th Vancouver, B.C. Canada V6S 1B2	5,000,000	100.00%	5,000,000	71.43%
Norm Lee 109 - 405 Beta Avenue Burnaby, B.C. Canada V5M 5C1	0	0	0	0.00%
All Officers and Directors as a Group (2 persons)	5,000,000	100.00%	5,000,000	71.43%

[1]     The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Messrs. de Groot and Lee are the only "promoters" of our company.

Future sales by existing stockholders

A total of 5,000,000 shares of common stock were issued to Marcel de Groot, our president, treasurer, chief financial officer and a director, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

Because Mr. de Groot will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There is one holder of record for our common stock. The record holder is Marcel de Groot, our president, who owns 5,000,000 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*    have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*    are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation,       dissolution or winding up of our affairs;
*    do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions       or rights; and
*    are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 71.43% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 5844 South Pecos Road, Suite D, Las Vegas, Nevada 89120 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In December 2001, we issued a total of 5,000,000 shares of restricted common stock to Marcel de Groot, our president, treasurer, chief financial officer and a member of the board of directors in consideration of $50.00.

In December 2001, Marcel de Groot advanced us $22,000 which will be paid with proceeds from the offering. Mr. de Groot advanced a further $2,000 in January, 2002.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2001, included in this prospectus have been audited by Manning Elliott of 11th floor, 1050 West Pender Street, Vancouver, British Columbia, Canada, V6E 3S7, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by a Public Accountant.

Our financial statements from inception to December 31, 2001 (audited) and for the six month period from June 30, 2002 (unaudited), immediately follow:

INDEPENDENT AUDITOR'S REPORT	F-1
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-2 F-3 F-4 F-5
NOTES TO THE FINANCIAL STATEMENTS	F-6

Independent Auditors' Report

To the Board of Directors and Stockholders
of Canpro Placement Services Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Canpro Placement Services Inc. (A Development Stage Company) as of December 31, 2001 and the related statements of operations, cash flows and stockholder's deficit for the period from December 21, 2001 (Date of Inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Canpro Placement Services Inc. (A Development Stage Company), as of December 31, 2001, and the results of its operations and its cash flows for the period from December 21, 2001 (Date of Inception) to December 31, 2001, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or conducted any operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott"
CHARTERED ACCOUNTANTS
Vancouver, Canada
January 14, 2002

Canpro Placement Services Inc.
(A Development Stage Company)
Balance Sheets
(expressed in U.S. dollars)

	June 30, 2002 $ (unaudited)	December 31, 2001 $ (audited)
Assets
Current Assets
Cash and cash equivalents	50	50
Total Assets	50	50
Liabilities and Stockholder's Deficit
Current Liabilities
Accounts payable	4,581	2,000
Accrued liabilities	750	-
Due to a related party (Note 3(b))	7,120	140
Note payable to a related party (Note 3(a))	22,000	22,000
Total Current Liabilities	34,451	24,140
Stockholder's Deficit
Common Stock: 200,000,000 common shares authorized with a par value of $0.00001; 5,000,000 issued and outstanding (Note 4)	50	50
Additional Paid-in Capital	-	-
	50	50
Deficit Accumulated During the Development Stage	(34,451)	(24,140)
Total Stockholder's Deficit	(34,401)	(24,090)
Total Liabilities and Stockholder's Deficit	50	50

Contingent Liability (Note 1)

The accompanying notes are an integral part of these financial statements.

Canpro Placement Services Inc.
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)

	Accumulated from December 21, 2001 (Date of Inception) to June 30, 2002 $ (unaudited)	Six Months Ended June 30, 2002 $ (unaudited)	Period from December 21, 2001 (Date of Inception) to December 31, 2001 $ (audited)
Revenue	-	-	-
Operating Expenses
General and administrative	8,365	8,331	34
Interest (Note 3(a))	2,086	1,980	106
Organizational	2,000	-	2,000
Professional fees	22,000	-	22,000
	34,451	10,311	24,140
Net Loss for the Period	(34,451)	(10,311)	(24,140)
Net Loss Per Share - Basic and Diluted		(0.01)	(0.01)
Weighted Average Shares Outstanding		5,000,000	5,000,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

The accompanying notes are an integral part of these financial statements.

Canpro Placement Services Inc.
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)

	Accumulated from December 21, 2001 (Date of Inception) to June 30, 2002 $ (unaudited)	Six Months Ended June 30, 2002 $ (unaudited)	Period from December 21, 2001 (Date of Inception) to December 31, 2001 $ (audited)
Cash Flows To Operating Activities
Net loss	(34,451)	(10,311)	(24,140)
Adjustments to reconcile net loss to cash
Accounts payable and accrued liabilities	5,331	3,331	2,000
Net Cash Used In Operating Activities	(29,120)	(6,980)	(22,140)
Cash Flows From Financing Activities
Note payable to a related party	22,000	-	22,000
Proceeds from issuance of common shares	50	-	50
Due to a related party	7,120	6,980	140
Net Cash Provided By Financing Activities	29,170	6,980	22,190
Net Increase in Cash and Cash Equivalents	-	-	50

Cash and Cash Equivalents - Beginning of Period	50	50	-
Cash and Cash Equivalents - End of Period	50	50	50
Non-Cash Financing Activities	-	-	-
Supplemental Disclosures
Interest paid	-	-	-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements.

Canpro Placement Services Inc.
(A Development Stage Company)
Statement of Stockholder's Deficit
From December 21, 2001 (Date of Inception) to June 30, 2002
(expressed in U.S. dollars)

	Shares #	Amount $	Additional Paid-in Capital $	Deficit Accumulated During the Development Stage $

Balance - December 21, 2001 (Date of Inception)	-	-	-	-
Issuance of common stock on December 21, 2001 for cash	5,000,000	50	-	-
Net loss for the period	-	-	-	(24,140)
Balance - December 31, 2001 (audited)	5,000,000	50	-	(24,140)
Net loss for period	-	-	-	(10,311)
Balance - June 30, 2002 (unaudited)	5,000,000	50	-	(34,451)

The accompanying notes are an integral part of these financial statements.

Canpro Placement Services Inc.
(A Development Stage Company)
Notes to the Interim Financial Statements
(expressed in U.S. dollars)

1. Nature of Development Stage Activities and Operations

The Company was incorporated in the State of Nevada on December 21, 2001. The Company provides staffing services to accounting and information technology professionals. The right to exploit the business plan was acquired from the Company's President and only shareholder for no consideration. The Company is headquartered in Vancouver, British Columbia, Canada.

These financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, described below, currently exist which raise substantial doubt upon the validity of this assumption. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's future operations are dependent upon the market's acceptance of its business plan. There can be no assurance that the Company will be able to secure market acceptance. As of December 31, 2001, the Company is considered to be a development stage enterprise as the Company has not generated any revenues. The Company is continuing to develop its new business, and has experienced negative cash flow to date. Costs to date have been financed by the issuance of common stock and financing from a related party. The Company may not have sufficient working capital to sustain operations over the next fiscal year. Additional debt or equity financing will be required from its existing shareholder or third parties and may not be available on reasonable terms or on any terms at all. It is management's intention to continue to pursue market acceptance of its business plan and to identify equity funding sources until such time as there is sufficient operating cash flow to fund operating requirements

Pursuant to an SB-2 Registration Statement to be registered with the SEC, management intends to raise $200,000 by issuing 2,000,000 common shares at $0.10 per share. Funds raised in the proposed equity financing will be used to fund the development of the business and to repay liabilities.

2. Summary of Significant Accounting Principles

(a) Basis of presentation

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

Canpro Placement Services Inc.
(A Development Stage Company)
Notes to the Interim Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)

(b) Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts may differ from these estimates.

(c) Cash and cash equivalents

The Company considers all short-term investments with a term to maturity at the date of purchase of three months or less to be a cash equivalents.

(d) Income taxes

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109 (SFAS 109), Accounting for Income Taxes.

Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating loss carry forwards. Potential benefit of net operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating loss carry forwards in future years.

The Company has a tax loss of $24,140 to offset future years taxable income expiring in fiscal 2016.

The components of the net deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

Canpro Placement Services Inc.
(A Development Stage Company)
Notes to the Interim Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)

	June 30, 2002 $ (unaudited)	December 31, 2001 $ (audited)
Net Operating Loss Statutory Tax Rate Effective Tax Rate Deferred Tax Asset Valuation Allowance	10,311 34% - 3,506 (3,506)	24,140 34% - 8,208 (8,208)
Net Deferred Tax Asset	-	-

(e) Basic earnings (loss) per share

Basic earnings (loss) per share have been calculated in conformity with Financial Accounting Standards Board Statement No. 128 "Earnings per Share". The Company has a simple capital structure without potential common shares. Basic earnings (loss) per share is calculated on the weighted average number of common shares outstanding each year.

(f) Foreign currency

The Company's reporting currency is the United States dollar.

Canadian operations, which have the Canadian dollar as the functional currency, are translated to United States dollars as follows: current monetary assets and liabilities are translated at the exchange rate at the balance sheet dates. Revenues and expenses are translated at the average rate for the period. Exchange gains and losses resulting from the translation are excluded from the determination of income and reported as the cumulative translation adjustment in stockholder's equity.

Other exchange gains and losses arising on the settlement of foreign currency denominated monetary items are included in the statements of operations.

Canpro Placement Services Inc.
(A Development Stage Company)
Notes to the Interim Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)

(g) Revenue Recognition

When engaged on a contingency basis the revenue generated from permanent placement services are recognized at the time the customer agrees to hire a candidate supplied by the Company. When engaged to provide a retained search service, a non-refundable up-front fee is collected. This fee is amortized as revenue over the period the Company has been retained. Allowances are established to estimate losses due to placed candidates not remaining employed for the Company's guarantee period, typically 90 days.

(h) Offering costs

In accordance with SEC staff accounting Bulletin No. 5 offering costs may properly be deferred and charged against proceeds of the offering. The Company has elected to charge such offering costs to operations.

(i) Interim Financial Statements

The interim unaudited financial statements for the six months ended June 30, 2002 have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

3. Related Party Transactions and Balances

(a) The note payable represents amounts loaned to the Company by the President. The loan is unsecured, bears interest at a rate of 1.5% per month, and payable on demand.

(b) The amount owing to the President for expenses paid on behalf of the Company is non-interest bearing, unsecured and due on demand.

4. Common Stock

On December 21, 2001, the Company issued 5,000,000 shares of its common stock to the Company's founder at a par value of $0.00001 per share for proceeds of $50.

Canpro Placement Services Inc.
(A Development Stage Company)
Notes to the Interim Financial Statements
(expressed in U.S. dollars)

5. Financial Instruments and Risk Management

The carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities, and due to a related party approximate their fair values due to their ability for prompt liquidation or short-term to maturity. The fair value of notes payable is not readily determinable due to the lack of a ready market for such indebtedness.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100.00
Printing Expenses	5,000.00
Accounting Fees and Expenses	2,000.00
Legal Fees and Expenses	22,000.00
Blue Sky Fees/Expenses	2,000.00
Transfer Agent Fees	3,000.00
Miscellaneous Expenses	400.00
TOTAL	$35,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Marcel de Groot 3636 West 18th Vancouver, British Columbia Canada V6S 1B2	December 31, 2001	5,000,000	$50.00

We issued the foregoing restricted shares of common stock to Mr. de Groot pursuant to Section 4(2) of the Securities Act of 1933. Mr. de Groot is a sophisticated investor, is an officer and director of the company, and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.2*	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1*	Terms of Agreement with Marcel de Groot
23.5*	Consent of Manning Elliott Chartered Accountants.
23.6*	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

* previously filed

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this amendment to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 24th day of September, 2002.

CANPRO PLACEMENT SERVICES INC.

BY:	/s/ Marcel de Groot Marcel de Groot, President and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Marcel de Groot, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Marcel de Groot Marcel de Groot	President, Principal Executive Officer, Treasurer, Chief Financial Officer, Principal Accounting Officer, and a member of the Board of Directors	September 24, 2002
/s/ Norm Lee Norm Lee	Secretary and a member of the Board of Directors.	September 24, 2002